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EXHIBIT 11.1


INVIVO CORPORATION AND SUBSIDIARIES STATEMENT OF COMPUTATION OF NET INCOME PER SHARE


                                            THREE MONTHS ENDED
                                               SEPTEMBER 30,
                                          1997                1996
                                       ----------          ----------

Net income                             $  460,000               3,000
                                       ==========          ==========

     Computation of weighted
     average common shares
     and common share
     equivalents outstanding:

        Common shares issued
         and outstanding                3,256,059           3,229,922

        Common stock
         equivalents                      115,409             187,742
                                       ----------          ----------

     Weighted average common
     shares and common share
     equivalents outstanding            3,371,468           3,417,664
                                       ==========          ==========

Net income per common share            $      .14                 .00
                                       ==========          ==========